Apollo Medical Holdings, Inc. Reports Third Quarter 2020 Results, Raises Full-Year 2020 Guidance

ALHAMBRA, Calif., November 4, 2020 /PRNewswire/ -- Apollo Medical Holdings, Inc. ("ApolloMed," and together with its subsidiaries and affiliated entities, the "Company") (NASDAQ: AMEH), a leading physician-centric, technology-enabled healthcare management company, announced today its consolidated financial results for the third quarter and nine months ended September 30, 2020.

Financial Highlights for the Third Quarter and Nine Months Ended September 30, 2020:
•Q3 total revenue of $180.1 million, up 15% from $156.1 million for the prior-year quarter
•Q3 net income of $25.4 million, up 137% from $10.7 million for the prior-year quarter
•Q3 net income attributable to ApolloMed increased to $16.7 million, from $3.7 million for the prior-year quarter
•Total revenue of $510.4 million for the nine months ended September 30, 2020, up 34% from $381.9 million for the prior-year period
•Net income increased to $109.4 million for the nine months ended September 30, 2020, from $19.0 million for the prior-year period
•Net income attributable to ApolloMed increased to $27.8 million for the nine months ended September 30, 2020, from $7.4 million for the prior-year period
•Cash and cash equivalents of $166.1 million at September 30, 2020

Guidance:
ApolloMed is raising its previously disclosed full-year 2020 net income, EBITDA, and adjusted EBITDA guidance as a result of a net shared savings settlement of $13.3 million (net of provider bonus) earned in the third quarter of 2020 as a reward from participating in an attribution-based risk sharing model. Net income and EBITDA include the impact of the gain of approximately $99.6 million related to the sale of Universal Care Acquisition Partners, LLC's ("UCAP") 48.9% investment in Universal Care, Inc. ("UCI") to Bright Health Company of California, Inc. ("Bright"), which closed on April 30, 2020. As UCI was an excluded asset and remained solely for the benefit of ApolloMed's affiliate, Allied Physicians of California, a Professional Medical Corporation, ("APC") and its shareholders, the gain on sale does not affect the net income attributable to ApolloMed and adjusted EBITDA attributable to ApolloMed.
The Company's guidance for the year ending December 31, 2020, is as follows:
•Maintaining total revenue between $665.0 million and $675.0 million,
•Raising net income from a range of $100.0 million to $110.0 million (disclosed on May 27, 2020) to a range of $110.0 million to $120.0 million,
•Raising EBITDA from a range of $155.0 million to $167.0 million (disclosed on May 27, 2020) to a range of $182.0 million to $194.0 million, and
•Raising adjusted EBITDA from a range of $75.0 million to $90.0 million (disclosed on March 12, 2020) to a range of $97.0 million to $112.0 million.
See "Guidance Reconciliation of Net Income to EBITDA and Adjusted EBITDA (in thousands)" and "Use of Non-GAAP Financial Measures" below for additional information. There can be no assurance that actual amounts will not be materially higher or lower than these expectations. See "Forward-Looking Statements" below for additional information.

Management Commentary:
Kenneth Sim, M.D., Executive Chairman and Co-Chief Executive Officer of ApolloMed, stated, "With the global pandemic continuing to cast a shadow over 2020, everyone at ApolloMed, from our physicians and nurses on the front lines to the data scientists and senior leadership behind the scenes, has continued to make it our first priority to address all health concerns our member population may have under these challenging circumstances. Over the past couple of years, we have strived to increase our clinical expertise and delivery of a premier healthcare experience for our patients by investing in a proprietary technology platform, which has driven the operational efficiencies we are seeing today and expect to continue to see in the future as we intend to remain an innovative leader in the healthcare sector. We saw steady growth on the top line during the third quarter of 2020, which translated into even greater growth on the bottom line. As a result of these achievements, we are pleased to raise our net income guidance midpoint for the full-year 2020 by 10%."

Dr. Sim continued, "Our front-line workers see first-hand the devastating impact that COVID-19 has had on the individuals and families within our communities. Here at ApolloMed, we continue devoting resources to our members, providers and employees as everyone does their part in battling this disease, particularly as we are now in the heart of flu season. We remain committed to providing the quality care that our ever-expanding member population has come to expect from us and to supporting our physicians and hospital partners with best-in-class services as we work on executing our long-term growth strategy. We anticipate ending 2020 on a strong note as a result of the additional revenue contributions from the acquisitions we made last year as well as organic capitation revenue growth and look forward to capitalizing on the potential opportunities before us as we head into 2021."

GAAP Financial Highlights for the Third Quarter Ended September 30, 2020:
•Total revenue of $180.1 million for the quarter ended September 30, 2020, an increase of 15%, compared to $156.1 million for the quarter ended September 30, 2019, primarily due to (i) a shared savings settlement of $19.8 million earned from our participation in an attribution-based risk sharing model, (ii) the acquisition of Accountable Health Care IPA, a Professional Medical Corporation on August 31, 2019 which contributed an additional $6.5 million in capitation revenue, and (iii) organic revenue growth at APC.
•Capitation revenue, net, of $135.0 million for the quarter ended September 30, 2020, an increase of 3%, compared to $130.8 million for the quarter ended September 30, 2019. Capitation revenue represented 75% of total revenue for the quarter ended September 30, 2020.
•Risk pool settlements and incentives revenue of $30.9 million for the quarter ended September 30, 2020, an increase of 172%, compared to $11.4 million for the quarter ended September 30, 2019.
•Net income of $25.4 million for the quarter ended September 30, 2020, an increase of 137%, compared to $10.7 million for the quarter ended September 30, 2019.
•Net income attributable to ApolloMed increased to $16.7 million for the quarter ended September 30, 2020, from $3.7 million for the quarter ended September 30, 2019. The increase from the prior year was primarily due to preferred dividends ApolloMed received from APC.
•Earnings per share - diluted ("EPS - diluted") increased to $0.45 per share for the quarter ended September 30, 2020, from $0.10 per share for the quarter ended September 30, 2019.

GAAP Financial Highlights for the Nine Months Ended September 30, 2020:
•Total revenue of $510.4 million for the nine months ended September 30, 2020, an increase of 34%, compared to $381.9 million for the nine months ended September 30, 2019.
•Net income increased to $109.4 million for the nine months ended September 30, 2020, from $19.0 million for the nine months ended September 30, 2019.
•Net income attributable to ApolloMed increased to $27.8 million for the nine months ended September 30, 2020, from $7.4 million for the nine months ended September 30, 2019. The increase from the prior year was primarily due to preferred dividends ApolloMed received from APC.
•EPS - diluted increased to $0.75 per share for the nine months ended September 30, 2020, from $0.20 per share for the nine months ended September 30, 2019.

Non-GAAP Measures for the Third Quarter Ended September 30, 2020:
•EBITDA increased to $42.6 million for the quarter ended September 30, 2020, from $19.7 million for the quarter ended September 30, 2019.
•Adjusted EBITDA increased to $53.4 million for the quarter ended September 30, 2020, from $22.8 million for the quarter ended September 30, 2019. The increase from the prior year was primarily due to the increase in pre-tax net income and an increase in provider bonus payments as a result of the shared savings received in the current quarter.

Non-GAAP Measures for the Nine Months Ended September 30, 2020:
•EBITDA increased to $173.1 million for the nine months ended September 30, 2020, from $39.3 million for the nine months ended September 30, 2019.
•Adjusted EBITDA increased to $90.8 million for the nine months ended September 30, 2020, from $53.6 million for the nine months ended September 30, 2019. The increase from the prior year was primarily due to the increase in pre-tax net income and the impact of the IPAs acquired in 2019 to increase our strategic footprint, which generated a $13.7 million loss for the nine months ended September 30, 2020 compared to a $5.6 million loss in the prior year. The Company continues to implement processes to fully integrate the IPAs acquired in 2019 into the ApolloMed organization and expects significant progress in 2021.

Balance Sheet Highlights:
•As of September 30, 2020, ApolloMed’s cash and cash equivalents and investments in marketable securities increased to $284.4 million, working capital increased to $235.2 million, and total stockholders' equity increased to $229.4 million; from cash and cash equivalents and investments in marketable securities of $219.7 million, working capital of $223.7 million and total stockholders’ equity of $192.3 million, respectively, as of December 31, 2019.

See "Reconciliation of Net Income to EBITDA and Adjusted EBITDA (in thousands)" and "Use of Non-GAAP Financial Measures" below for additional information. There can be no assurance that actual amounts will not be materially higher or lower than these expectations. See "Forward-Looking Statements" below for additional information.

For more details on ApolloMed's financial results for the quarter ended September 30, 2020, please refer to ApolloMed's Quarterly Report on Form 10-Q to be filed with the U.S. Securities Exchange Commission ("SEC"), which is accessible at www.sec.gov.

Note About Consolidated Entities
The Company consolidates entities in which it has a controlling financial interest. The Company consolidates subsidiaries in which it holds, directly or indirectly, more than 50% of the voting rights, and variable interest entities ("VIEs") in which the Company is the primary beneficiary. Noncontrolling interests represent third party equity ownership interests in the Company's consolidated entities (including certain VIEs). The amount of net income attributable to noncontrolling interests is disclosed in the Company's consolidated statements of income.

Note About Stockholders' Equity, Certain Treasury Stock and Earnings Per Share
As of the date of this press release, 276,038 holdback shares have not been issued to certain former shareholders of the Company's subsidiary, Network Medical Management, Inc. ("NMM"), who were NMM shareholders at the time of closing of the merger, as they have yet to submit properly completed letters of transmittal to ApolloMed in order to receive their pro rata portion of ApolloMed's common stock and warrants as contemplated under that certain Agreement and Plan of Merger, dated December 21, 2016, among ApolloMed, NMM, Apollo Acquisition Corp. ("Merger Subsidiary") and Kenneth Sim, M.D., as amended, pursuant to which Merger Subsidiary merged with and into NMM, with NMM as the surviving corporation. Pending such receipt, such former NMM shareholders have the right to receive, without interest, their pro rata share of dividends or distributions with a record date after the effectiveness of the merger. The Company's consolidated financial statements have treated such shares of common stock as outstanding, given the receipt of the letter of transmittal is considered perfunctory and ApolloMed is legally obligated to issue these shares in connection with the merger.

Shares of ApolloMed's common stock owned by APC, a VIE of the Company, are legally issued and outstanding but excluded from shares of common stock outstanding in the Company's consolidated financial statements, as such shares are treated as treasury shares for accounting purposes. Such shares, therefore, are not included in the number of shares of common stock outstanding used to calculate the Company's earnings per share.

About Apollo Medical Holdings, Inc.
ApolloMed is a leading physician-centric, technology-enabled healthcare management company. Leveraging its proprietary population health management and healthcare delivery platform, ApolloMed operates an integrated, value-based healthcare model, which aims to empower the providers in its network to deliver the highest quality of care to its patients in a cost-effective manner.

Headquartered in Alhambra, California, ApolloMed's subsidiaries include management services organizations ("MSOs"), affiliated independent practice associations ("IPAs") and a Next Generation Accountable Care Organization ("NGACO"). NMM and Apollo Medical Management, Inc. are the administrative and managerial services companies for the affiliated physician owned professional corporations that contract with independent physicians to deliver medical services in-office and virtually under the Allied Pacific of California IPA, Alpha Care Medical Group, Inc. and Accountable Health Care IPA brands. These affiliates are supported by ApolloMed Hospitalists, a Medical Corporation. Our NGACO operates under the APA ACO, Inc. brand and participates in the Centers for Medicare & Medicaid Services program that allows provider groups to assume higher levels of financial risk and potentially achieve a higher reward from participation in the program's attribution-based risk sharing model. For more information, please visit www.apollomed.net.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements about the Company's guidance for the year ending December 31, 2020, continued growth, acquisition strategy, ability to deliver sustainable long-term value, ability to respond to the changing environment, operational focus, strategic growth plans and merger integration efforts, as well as the impact of the 2019 Novel Coronavirus (COVID-19) pandemic on the Company's business, operations and financial results. Forward-looking statements reflect current views with respect to future events and financial performance and therefore cannot be guaranteed. Such statements are based on the current expectations and certain assumptions of the Company's management, and some or all of such expectations and assumptions may not materialize or may vary significantly from actual results. Actual results may also vary materially from forward-looking statements due to risks, uncertainties and other factors, known and unknown, including the risk factors described from time to time in the Company's reports to the SEC, including, without limitation the risk factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC and any subsequent quarterly reports on Form 10-Q.

FOR MORE INFORMATION, PLEASE CONTACT:
Investor Relations
(626) 943-6491
investors@apollomed.net

APOLLO MEDICAL HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
(UNAUDITED)

	September 30,	December 31,
	2020	2019

Assets

Current assets
Cash and cash equivalents	$166,082	$103,189
Restricted cash	—	75
Investment in marketable securities	118,309	116,539
Receivables, net	18,257	11,004
Receivables, net – related parties	41,518	48,136
Other receivables	3,988	16,885
Prepaid expenses and other current assets	12,119	10,315
Loans receivable	6,425	6,425
Loans receivable – related parties	—	16,500

Total current assets	366,698	329,068

Noncurrent assets
Restricted cash	746	746
Land, property and equipment, net	10,929	12,130
Intangible assets, net	90,781	103,012
Goodwill	239,053	238,505
Investments in other entities – equity method	27,220	28,427
Investments in privately held entities	37,075	896
Operating lease right-of-use assets	19,298	14,248
Other assets	22,473	1,681

Total noncurrent assets	447,575	399,645

Total assets(1)	$814,273	$728,713

Liabilities, mezzanine equity and stockholders’ equity

Current liabilities

Accounts payable and accrued expenses	$40,474	$27,279
Fiduciary accounts payable	3,986	2,027
Medical liabilities	57,455	58,725
Income taxes payable	16,169	4,529
Dividend payable	485	271
Finance lease liabilities	102	102
Operating lease liabilities	3,290	2,990

	September 30, 2020	December 31, 2019

Current portion of long-term debt	9,500	9,500
Total current liabilities	131,461	105,423

Noncurrent liabilities
Deferred tax liability	11,659	18,269
Finance lease liabilities, net of current portion	337	416
Operating lease liabilities, net of current portion	16,616	11,373
Long-term debt, net of current portion and deferred financing costs	226,051	232,172

Total noncurrent liabilities	254,663	262,230

Total liabilities(1)	386,124	367,653

Mezzanine equity
Noncontrolling interest in Allied Physicians of California, a Professional Medical Corporation	198,731	168,725

Stockholders' equity
Series A Preferred stock, par value $0.001; 5,000,000 shares authorized (inclusive of Series B Preferred stock); 1,111,111 issued and zero outstanding	—	—
Series B Preferred stock, par value $0.001; 5,000,000 shares authorized (inclusive of Series A Preferred stock); 555,555 issued and zero outstanding	—	—
Common stock, $0.001 par value per share; 100,000,000 shares authorized, 36,775,817 and 35,908,057 shares outstanding, excluding 17,475,707 and 17,458,810 treasury shares, at June 30, 2020, and December 31, 2019, respectively	37	36
Additional paid-in capital	168,653	159,608
Retained earnings	59,714	31,905
	228,404	191,549

Noncontrolling interest	1,014	786

Total stockholders' equity	229,418	192,335

Total liabilities, mezzanine equity and stockholders' equity	$814,273	$728,713
(1) The Company's consolidated balance sheets include the assets and liabilities of its consolidated variable interest entities ("VIEs"). The consolidated balance sheets include total assets that can be used only to settle obligations of the Company’s consolidated VIEs totaling $877.6 million and $849.3 million as of September 30, 2020 and December 31, 2019, respectively, and total liabilities of the Company’s consolidated VIEs for which creditors do not have recourse to the general credit of the primary beneficiary of $113.0 million and $114.5 million as of September 30, 2020 and December 31, 2019, respectively.

APOLLO MEDICAL HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue
Capitation, net	$135,032	$130,807	$416,402	$305,548
Risk pool settlements and incentives	30,916	11,355	54,155	32,640
Management fee income	8,707	8,518	26,212	27,867
Fee-for-service, net	3,737	4,100	9,434	12,059
Other income	1,731	1,280	4,194	3,753

Total revenue	180,123	156,060	510,397	381,867

Operating expenses
Cost of services	121,823	131,130	402,106	315,925
General and administrative expenses	16,270	7,950	39,660	30,031
Depreciation and amortization	4,674	4,920	14,004	13,793
Provision for doubtful accounts	—	—	—	(1,363)
Impairment of intangibles	—	1,994	—	1,994

Total expenses	142,767	145,994	455,770	360,380

Income from operations	37,356	10,066	54,627	21,487

Other income (expense)
Income from equity method investments	403	$2,054	3,291	1,162
Gain on sale of equity method investment	—	—	99,647	—
Interest expense	(2,466)	(828)	(8,007)	(1,350)
Interest income	752	509	2,544	1,305
Other income	130	2,620	1,514	2,832

Total other (expense) income, net	(1,181)	4,355	98,989	3,949

Income before provision for income taxes	36,175	14,421	153,616	25,436

Provision for income taxes	10,751	3,682	44,204	6,483

Net income	25,424	10,739	109,412	18,953

Net income attributable to noncontrolling interest	8,711	7,035	81,603	11,564

Net income attributable to Apollo Medical Holdings, Inc.	$16,713	$3,704	$27,809	$7,389

Earnings per share – basic	$0.46	$0.11	$0.77	$0.21

Earnings per share – diluted	$0.45	$0.10	$0.75	$0.20

APOLLO MEDICAL HOLDINGS, INC.
SUPPLEMENTAL INFORMATION

Capitated Membership (in thousands)
	September 30, 2020	December 31, 2019	December 31, 2018

MSO	538	421	665
IPA	555	530	265
ACO	29	29	30

Total lives under management	1,122	980	960

Reconciliation of Net Income to EBITDA and Adjusted EBITDA (in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Net income	$25,424	$10,739	$109,412	$18,953
Depreciation and amortization	4,674	4,920	14,004	13,793
Provision for income taxes	10,751	3,682	44,204	6,483
Interest expense	2,466	828	8,007	1,350
Interest income	(752)	(509)	(2,544)	(1,305)
EBITDA	$42,563	$19,660	$173,083	$39,274

Income from equity method investments	$(403)	$(2,054)	$(3,291)	$(1,162)
Gain on sale of equity method investment	—	—	(99,647)	—
Other income	(130)	(2,620)	(1,514)	(2,832)
Provider bonus payments	6,500	2,100	8,500	12,100
Impairment of intangibles	—	1,994	—	1,994
Provision for doubtful accounts	—	—	—	(1,363)
Net loss adjustment for recently acquired IPAs	4,841	3,673	13,674	5,565
Adjusted EBITDA	$53,371	$22,753	$90,805	$53,576

Guidance Reconciliation of Net Income to EBITDA and Adjusted EBITDA (in thousands)
	Year Ending
	December 31, 2020

	Low	High
Net income (1)	$110,000	$120,000
Depreciation and amortization	19,000	20,000
Provision for income taxes	46,000	47,000
Interest expense	10,000	11,000
Interest income	(3,000)	(4,000)
EBITDA (1)	182,000	194,000

Income from equity method investments (2)	(100,000)	(99,000)
Net loss adjustment for recently acquired IPAs	15,000	17,000
Adjusted EBITDA	$97,000	$112,000
(1) Net income and earnings before income tax, depreciation and amortization ("EBITDA") include the gain on sale of UCAP's 48.9% investment in UCI to Bright, which closed on April 30, 2020. UCAP is a 100% owned subsidiary of APC and its 48.9% investment in UCI is an excluded asset that remains solely for the benefit of APC and its shareholders. As such, the gain on sale does not affect the net income and adjusted EBITDA attributable to ApolloMed.
(2) Income from equity method investments is mainly attributed to the sale of UCAP's 48.9% investment in UCI to Bright, which closed on April 30, 2020. UCAP is a 100% owned subsidiary of APC and its 48.9% investment in UCI is an excluded asset that remains solely for the benefit of APC and its shareholders. As such, the gain on sale does not affect the net income and adjusted EBITDA attributable to ApolloMed.

Use of Non-GAAP Financial Measures
This press release contains the non-GAAP financial measures EBITDA and adjusted EBITDA, of which the most directly comparable financial measure presented in accordance with U.S. generally accepted accounting principles ("GAAP") is net income. These measures are not in accordance with, or alternatives to GAAP, and may be different from other non-GAAP financial measures used by other companies. The Company uses adjusted EBITDA as a supplemental performance measure of our operations, for financial and operational decision-making, and as a supplemental means of evaluating period-to-period comparisons on a consistent basis. Adjusted EBITDA is calculated as earnings before interest, taxes, depreciation and amortization, excluding income from equity method investments, provider bonuses, impairment of intangibles, provision for doubtful accounts and other income earned that are not related to the Company's normal operations. Adjusted EBITDA also excludes the effect on EBITDA of certain IPAs we recently acquired.
The Company believes the presentation of these non-GAAP financial measures provides investors with relevant and useful information, as it allows investors to evaluate the operating performance of the business activities without having to account for differences recognized because of non-core or non-recurring financial information. When GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of the Company's ongoing operating performance. In addition, these non-GAAP financial measures are among those indicators the Company uses as a basis for evaluating operational performance, allocating resources, and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation, or as a substitute for, GAAP financial measures. To the extent this release contains historical or future non-GAAP financial measures, the Company has provided corresponding GAAP financial measures for comparative purposes. The reconciliation between certain GAAP and non-GAAP measures is provided above.